EXHIBIT 99.1

55 Union Boulevard, P.O. Box 269, Totowa, NJ 07511-0269
(973) 942-1111 Fax (973) 942-9816
www.greatercommunity.com

FOR IMMEDIATE RELEASE

Greater Community Bancorp (GFLS) Declares Stock and Cash Dividends

TOTOWA, NJ - June 21, 2006 - At its regular meeting held on June 20, 2006, the Board of Directors of Greater Community Bancorp (Nasdaq: GFLS) declared a 2.5% stock dividend and a quarterly cash dividend of $0.14 per share on the Company’s common stock, both payable July 31, 2006 to shareholders of record on July 14, 2006. The cash dividend will be distributed on the increased number of shares resulting from the stock dividend. The combined stock and cash dividends represent a 9.65% increase over the cash dividend declared in the first quarter of 2006.

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates fifteen full-service branches in the northern New Jersey counties of Bergen, Passaic and Morris through its state-chartered commercial bank subsidiary Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to businesses and consumers in New Jersey and, through its subsidiary Highland Capital Corp., provides equipment leasing and financing. The Company also offers traditional insurance products through its Greater Community Insurance Services, LLC subsidiary, income tax preparation services through its Greater Community Tax Services, LLC subsidiary, and title insurance and settlement services through its Greater Community Title, LLC subsidiary. In addition, Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member NASD/SIPC. (Securities are not FDIC insured or guaranteed, and are subject to risk and may lose value).

CONTACT at Greater Community Bancorp:
Anthony M. Bruno, Jr.
973-942-1111 x 1001
anthony.bruno@greatercommunity.com

SOURCE: Greater Community Bancorp